                                                                                              REGISTRATION NO. 333-66431
                                                                                        FILED PURSUANT TO RULE 424(B)(3)




PROSPECTUS

                                              3,000,000 COMMON SHARES
                                           THE FIRST AMERICAN CORPORATION
Acquisition Consideration

o    This prospectus covers up to 3,000,000 of our common shares.               [LOGO of THE FIRST AMERICAN CORPORATION]

o    We may offer these shares from time to time as full or partial consideration for our acquisition of the assets or ownership interests of businesses which primarily provide financial and
     information services.                                                      Our Business

o    We will negotiate the terms of each acquisition transaction with the       o   We are a leading provider of
     owners of the assets or ownership interests being acquired at the              business information and related
     time the particular acquisition transaction is undertaken.                     products and services.

Share Price                                                                     Listing

o    We will value the shares issued in a particular acquisition                o   The shares offered by this
     transaction at a price reasonably related to the market value of the           prospectus will be listed for
     shares at one of the following times:                                          trading on the New York Stock
                                                                                    Exchange.
     o   When the terms of the particular acquisition transaction are
         agreed upon.                                                           o   The trading symbol for our
                                                                                    shares on the New York Stock
     o   When the particular acquisition transaction closes.                        Exchange if "FAF."

     o   During the period or periods prior to the delivery of the shares.      o   On December 31, 2001, the
                                                                                    closing price of our shares on
An Investment in Our Company Entails Risk                                           the New York Stock Exchange
                                                                                    was $18.74
o    Before making an investment in our shares, you should consider carefully the "Risk Factors" set forth beginning on page 1.


               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                  The date of this prospectus is January 3, 2002.


                                TABLE OF CONTENTS

Where You Can Find More Information; Incorporation by Reference..............(i)
Risk Factors..................................................................1
Special Note of Caution Regarding Forward-Looking Statements..................2
The First American Corporation................................................4
Summary Historical Consolidated Financial Data................................5
Selling Shareholders..........................................................7
Plan of Distribution..........................................................9
Legal Matters.................................................................11
Experts.......................................................................11



                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at any of its public reference rooms in the following locations:

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                             Citicorp Center
                             500 West Madison Street
                             14th Floor, Suite 1400
                             Chicago, Illinois 60661

     You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed

                                      (i)
with  the  SEC.  These  documents  contain  important   business  and  financial
information about our company, including information concerning its financial performance:

     o our annual report on form 10-K for the fiscal year ended December 31, 2000;

     o our quarterly reports on form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as amended;

     o our current reports on form 8-K filed January 31, 2001, February 21, 2001, April 11, 2001, April 16, 2001, May 7, 2001, May 8, 2001, May
          10, 2001, May 17, 2001, August 1, 2001 and October 25, 2001;

     o the description of our common shares, $1.00 par value, contained in our registration statement on form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act;

     o the description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with our common shares, contained in our registration statement on form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act; and

     o any additional documents that we file with the SEC between the date of this prospectus and the earlier of the following dates:

          o the date on which all of the shares offered by this prospectus are resold by the persons or entities who or which acquire them from us; and

          o the date that is one year after the last date on which shares offered by this prospectus are issued by us.

     This prospectus is part of a registration statement on Form S-4 which we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement, any amendments, and accompanying exhibits and schedules filed with the SEC. You may refer to the registration statement, any amendments, and the exhibits and schedules for more information about us and our common shares. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

     You may obtain a copy of these filings at no cost by writing to us at The First American Corporation, 1 First American Way, Santa Ana, California 92707-5913, Attention: Mark R Arnesen, or by telephoning us at (714) 800-3000. In order to obtain timely delivery, you must submit your request no later than five days prior to the date you make your investment decision.


                                      (ii)

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, any supplement to this prospectus and the registration statement of which this prospectus is a part, you should carefully consider the following risk factors before investing in our company.

Revenues may decline during periods when the demand for our products decreases

     Our revenues decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations:

     o   when mortgage rates are high;

     o   when the mortgage fund supply is limited; and

     o   when the United States economy is weak.

     We believe that this trend will recur.

Earnings may be reduced if acquisition projections are inaccurate

     Our earnings have improved since 1991 in large part because of our acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than our title insurance businesses. The success or failure of each of these acquisitions has depended in large measure upon the accuracy of our projections. Our projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

Changes in government regulation could prohibit or limit our operations

     Our title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may adversely affect our financial performance.

Current legal proceedings may have a material adverse affect on our financial condition or results of operations

     On May 19, 1999, the State of California and the controller and insurance commissioner of the State of California filed a class action suit in the state court in Sacramento. Initially, the action sought to certify as a class of defendants all title and escrow companies doing business in California from 1970 to the present, including certain of our subsidiaries. The plaintiffs allege that the defendants:

     o failed to give unclaimed property to the State of California on a timely basis;

     o charged California home buyers and other escrow customers fees for services that were never performed or which cost less than the amount charged; and

     o devised and carried out schemes, known as earnings credits, with financial institutions to receive interest on escrow funds deposited by defendants with financial institutions in demand deposits.

     Since the initial filing of the suit, the California Attorney General's Office, on behalf of the State, the controller and the insurance commissioner, indicated that it would not seek to certify a class of defendants, but would instead amend its suit to name an unspecified number of title underwriters and underwritten title companies. To date, the attorney general has neither amended the suit, nor to our knowledge taken steps to progress with it, including the service of process on any party. The attorney general, however, has entered into settlement discussions with various title insurance underwriters, including certain of our subsidiaries. Additionally, the attorney general indicated that it will address issues pertaining to escheat obligations through routine audits conducted by the controller's office, rather than through litigation.

     Subsequent to the filing of this lawsuit, the First American Title Insurance Company, a subsidiary of ours, was named and served as a defendant in two private class actions in California courts. The allegations in those actions include some, but not all, of the allegations contained in the lawsuit discussed above. The private class actions independently seek injunctive relief, attorneys' fees, damages and penalties in unspecified amounts. One of the private class actions has been dismissed. The remaining private class action has not progressed beyond limited document production.

     An adverse decision in these lawsuits may have a material adverse effect on our financial condition or results of operations.

                        SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus, any applicable supplement to this prospectus and the documents incorporated by reference into this prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. The following or similar words are intended to identify forward-looking statements in our documents:

     o   "anticipate"                               o "forecast"

     o   "believe"                                  o "goal"

     o   "estimate"                                 o "objective"

     o   "expect"                                   o "projection"

     Risks and uncertainties exist which may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include:

     o   interest rate fluctuations;

     o   changes in the performance of the real estate markets;

     o   general volatility in the capital markets;

     o   changes in applicable government regulations;

     o    consolidation among our significant customers and competitors;

     o legal proceedings commenced by the California attorney general and related litigation;

     o    our continued ability to identify businesses to be acquired;

     o    changes in our ability to integrate businesses which we acquire; and

     o other factors described in our annual report on form 10-K for the year ended December 31, 2000 filed with the SEC.

     The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                         THE FIRST AMERICAN CORPORATION

     We are a leading provider of business information and related products and services. Our principal executive office is located at 1 First American Way, Santa Ana, California 92707-5913, and our telephone number is (714) 800-3000. You can visit our website at www.firstam.com.

     The following is a list of our three business segments and the products and services which we now offer through our subsidiaries:



          Title Insurance                      Real Estate Information                   Consumer Information
             & Services                              & Services                               & Services

o   aircraft and vessel title         o    credit reporting and information      -consumer information
    insurance                              management
o   equity loan services              o    default management services           o    pre-employment screening
o   lender services                   o    field inspections                     o    resident screening
o   national/commercial title         o    flood determination and compliance    o    specialized credit reporting
    insurance                         o    mortgage document services            o    sub-prime consumer information
o   residential title insurance       o    mortgage origination software         o    vehicle information and
o   subdivision title insurance            systems                                    insurance tracking
o   1031 tax-deferred exchange        o    mortgage servicing software systems
    services                          o    residential and commercial real       -consumer services
o   title and escrow systems               estate tax reporting
                                      o    tax valuation services                o    banking services
                                      o    appraisal and property valuation      o    consumer credit reports
                                      o    database management services and      o    home comparable reports
                                           document imaging                      o    home warranty
                                      o    property information and map          o    investment services
                                           image products                        o    property and casualty insurance
                                      o    title plant and document imaging      o    trust services
                                           services


Summary Historical Consolidated Financial Data

     The following table sets forth summary historical consolidated financial and other data for the five years ended December 31, 2000. The summary is qualified in its entirety by reference to the financial statements and other information contained in our annual report on form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus. All data are in thousands except percentages, per share data and employee data.

                                                                      Year Ended
                                                                      December 31
                                     ------------------------------------------------------------------------------
                                          1996            1997            1998            1999            2000
Revenues.......................       $1,654,976      $1,962,001      $2,943,880      $2,988,169      $2,934,255
Income before cumulative effect
   of a change in accounting for
   tax service contracts (1)...           55,766          67,765         201,527          88,643          82,223
Cumulative effect of a change
   in accounting for tax
   service contracts (1).......               --              --              --        (55,640)              --
Net income.....................           55,766          67,765         201,527          33,003          82,223
Total assets...................        1,010,556       1,220,377       1,852,731       2,116,414       2,199,737
Notes and contracts payable....           72,761          51,720         143,466         196,815         219,838
Mandatorily redeemable
   preferred securities........               --         100,000         100,000         100,000         100,000
Stockholders' equity...........          384,931         442,783         762,265         815,991         870,237
Return on average stockholders'
   equity (2)..................             15.4%           16.4%           33.4%           10.9%            9.8%
Cash dividends on common
   shares......................            7,928          14,035          13,894          15,840          15,256
Per share of common stock (3)
 Basic:
  Income before cumulative
     effect of a change in
     accounting for tax
     service contracts.........              .98            1.19            3.35            1.37            1.29
  Cumulative effect of a change
     in accounting for tax
     service contracts.........               --              --              --           (.86)              --
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Net income...................          $   .98        $   1.19        $   3.35         $   .51        $   1.29
------------------------------------ -------------- --------------- --------------- --------------- ---------------
 Diluted:
  Income before cumulative effect
     of a change in accounting for
     tax service contracts.....          $   .98        $   1.16        $   3.21        $   1.34        $   1.24
  Cumulative effect of a change in
     accounting for tax service
     contracts.................               --              --              --           (.84)              --
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Net income...................          $   .98        $   1.16        $   3.21         $   .50        $   1.24
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Stockholders' equity.........         $   6.76        $   7.74        $  12.08        $  12.54        $  13.62
  Cash dividends...............         $    .14        $    .25         $   .23         $   .24         $   .24
Number of common shares
   outstanding:
  Weighted average during the year:
     Basic.....................           56,652          57,092          60,194          64,669          63,680
     Diluted...................           57,112          58,482          62,720          66,351          66,050
  End of  year.................           56,965          57,186          63,120          65,068          63,887
Title orders opened (4)........            1,027           1,173           1,585           1,334           1,241
Title orders closed (4)........              775             886           1,210           1,120             975
Number of employees............           11,611          13,156          19,669          20,065          20,346
         .........


All consolidated results reflect the 1999 acquisition of National Information Group accounted for under the pooling-of-interests method of accounting.



(1)  In December 1999, First American adopted Staff Accounting  Bulletin No. 101
     (SAB), "Revenue Recognition in Financial Statements." The SAB, which became effective January 1, 1999, applies to First American's tax service operations and requires the deferral of the tax service fee and the recognition of that fee as revenue ratably over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect prepayments. First
     American periodically reviews its tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments. Accordingly, First American may adjust the rates to reflect current trends. The SAB finalizes a series of changes instituted by the Securities and Exchange Commission concerning revenue recognition policies. As a result of adopting the SAB, in 1999, First
     American reported a charge of $55.6 million, net of income taxes and minority interests, as a cumulative change in accounting principle, reduced net income by $10.9 million, or $0.16 per diluted share and restated its quarterly information. During the year ended December 31, 2000, First American recognized $38.6 million in revenues that were included in the cumulative effect adjustment. Revenues earned by the other products in the real estate information segment are recognized at the time of delivery, as First American has no significant ongoing obligation after delivery.

(2) Return on average stockholders' equity for 1999 excludes the cumulative effect of a change in accounting for tax service contracts from both net income and stockholders' equity.

(3) Per share information relating to net income is based on weighted-average number of shares outstanding for the years presented. Per share information relating to stockholders' equity is based on shares outstanding at the end of each year.

(4) Title order volumes are those processed by the direct title operations of First American and do not include orders processed by agents.

                              SELLING SHAREHOLDERS

     The table on the following page sets forth, as of the date of this prospectus, the following information:

     o the name of each holder of shares that may currently be sold pursuant to this prospectus;

     o the number of our common shares that each selling shareholder owns as of such date;

     o the number of our common shares owned by each selling shareholder that may be offered for sale from time to time pursuant to this prospectus;

     o the number of our common shares to be held by each selling shareholder assuming the sale of all the shares offered hereby; and

     o by footnote, any position or office held or material relationship with The First American Corporation or any of its affiliates within the past three years, other than that of being a shareholder.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


--------------------------------------------------------------------------------------------------------------------
                                                                       Number of Shares
                                                                      to be Offered for
                                                    Shares Owned of      the Selling      Shares Owned of Record
                                                  Record Prior to the   Shareholder's     After Completion of the
                                                       Offering            Account               Offering
           Name of Selling Shareholder                Number       %                         Number          %

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
   Henry M. Goldberg                                   0         0           73,300           0             0
--------------------------------------------------------------------------------------------------------------------
   Rhea Hill, as Trustee under the Rhea Hill
   Revocable Trust (1)                                435        <1           8,829          435           <1
--------------------------------------------------------------------------------------------------------------------
   Equity Holding Corporation                          0         0           40,662           0             0
--------------------------------------------------------------------------------------------------------------------
   Kuo Huang and San L. Huang                          0         0           11,953           0             0
--------------------------------------------------------------------------------------------------------------------
   G.N. Hutton, IV, as custodian for G.N.
   Hutton, V                                           0         0            1,133           0             0
--------------------------------------------------------------------------------------------------------------------
   Warren Hutton                                       0         0              636           0             0
--------------------------------------------------------------------------------------------------------------------
   Warren Hutton, as custodian for E.A. Hutton         0         0            1,133           0             0
--------------------------------------------------------------------------------------------------------------------
   Warren Hutton, as custodian for B.S. Hutton         0         0            2,266           0             0
--------------------------------------------------------------------------------------------------------------------
   Warren Hutton, as custodian for M.A. Hutton         0         0            2,266           0             0
--------------------------------------------------------------------------------------------------------------------
   J.W. Hutton, as custodian for James W.
   Hutton                                              0         0            1,133           0             0
--------------------------------------------------------------------------------------------------------------------
   J.W. Hutton, as custodian for B.J. Hutton           0         0            1,133           0             0
--------------------------------------------------------------------------------------------------------------------
   Paulina D. Kanode and Jesse F. Kanode, as
   joint tenants                                       0         0            1,607           0             0
--------------------------------------------------------------------------------------------------------------------
   Michael Penley                                      0         0            3,557           0             0
--------------------------------------------------------------------------------------------------------------------
   The Reynolds and Reynolds Company                   0         0           70,792           0             0
--------------------------------------------------------------------------------------------------------------------
   David Sinclair                                      0         0            7,682           0             0
--------------------------------------------------------------------------------------------------------------------
   David Weksel                                        0         0            1,363           0             0
--------------------------------------------------------------------------------------------------------------------
   Michael Weksel                                      0         0            4,006           0             0
--------------------------------------------------------------------------------------------------------------------
   William M. Wirthlin, Jr. (2)                        0         0          202,812           0             0
--------------------------------------------------------------------------------------------------------------------
   The Associated Group, LC (2)                        0         0           88,179           0             0
--------------------------------------------------------------------------------------------------------------------
                  Total:                              435        <1         524,442          435           <1
--------------------------------------------------------------------------------------------------------------------

(1)  Assumes Ms. Hill will not sell our common shares  previously owned.
(2) Mr. Wirthlin is the managing partner of The Associated Group, LC, which is currently state manager for our title insurance sales in Utah.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time during the effectiveness of the registration statement by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and price of each sale. The selling shareholders may sell the shares being offered hereby on the New York Stock Exchange, or otherwise. The sale price may be the then prevailing market price or a price related thereto, a price set by formula, which may be subject to change, or a negotiated price. The shares may be sold, without limitation, by one or more of the following means of distribution:

     o a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus;

     o    a  distribution  in  accordance  with the rules of the New York  Stock
          Exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    in privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with a hedging transaction, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the shares short and deliver the shares offered hereby to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may, at the option of the holder thereof, be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders and/or purchasers of the shares offered hereby. Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to, or receive from, the purchasers of such shares, commissions computed as described above.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus and any supplement available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus and any supplement to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities resulting therefrom. Among these liabilities for which indemnification may be provided are those arising under the Securities Act.

     At the time a particular offer of shares offered pursuant to this prospectus is made, if required, a supplement to this prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to keep the registration statement of which this prospectus constitutes a part effective in respect of shares issued pursuant thereto until the first to occur of the following dates:

     o    the date one year from the date of issuance of such shares; and

     o such date as all of the shares offered by the selling shareholders listed above have been sold.

     We intend to de-register any of the shares not sold by the selling shareholders after such time.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus will be passed upon for us by White & Case LLP, Los Angeles, California.

                                     EXPERTS


     The financial statements incorporated in this prospectus by reference to the annual report on form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

                     __________________________

         o    We have  not  authorized  anyone  to give you
              any   information   that   differs  from  the
              information  in  this   prospectus.   If  you
              receive  any   different   information,   you
              should not rely on it.

         o    The  delivery of this  prospectus  shall not,
              under    any    circumstances,    create   an
              implication    that   The   First    American
              Corporation  is  operating   under  the  same
              conditions  that it was operating  under when
              this  prospectus  was written.  Do not assume
              that  the   information   contained  in  this
              prospectus is correct at any time past the date indicated.

         o    This  prospectus does not constitute an offer
              to sell, or the  solicitation  of an offer to
              buy,   any   securities    other   than   the
              securities to which it relates.

         o This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                           __________________________



                                   Prospectus



                             3,000,000 Common Shares



                    [Logo of The First American Corporation]

                               THE FIRST AMERICAN
                                   CORPORATION


                              Dated January 3, 2002